CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF
PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.45

COMMERCIAL MANUFACTURING SERVICES AND SUPPLY AGREEMENT

This Commercial Manufacturing Services and Supply Agreement (the “Agreement”) is made and entered into as of November 12, 2020 (“Effective Date”), by and between Liquidia Technologies, Inc., with a principal place of business at 419 Davis Drive, Suite 100, Morrisville NC 27560 (“Customer”), and Xcelience, LLC, with principal place of business at 5415 West Laurel Street, Tampa, Florida 33607, USA (“Lonza”), a wholly owned subsidiary of Lonza Group, Ltd.  Each of Lonza and Customer may be referred to herein individually as a “Party,” and Lonza and Customer may be referred to collectively as the “Parties.”

WHEREAS, Customer is engaged in the research and development of pharmaceutical products; and

WHEREAS, Lonza possesses the expertise to manufacture commercial pharmaceutical products; and

WHEREAS, Customer wishes to engage Lonza, and Lonza wishes to be engaged by Customer, to manufacture quantities of Product (defined below), pursuant to the terms and subject to the conditions of this Agreement for human pharmaceutical use in the Territory (defined below), and in accordance with cGMP (defined below).

NOW THEREFORE, in consideration of the representations, covenants and warranties set forth herein, and for other good and valuable consideration, the Parties agree as follows:

1.DEFINITIONS AND GENERAL MATTERS

1.1Defined Terms.  As used in this Agreement, the following words and phrases shall have the meanings set forth below.

●	“Affiliate” means any Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with any other Person. For purposes of this definition, “Control” means (a) the direct or indirect legal or beneficial ownership of more than fifty percent (50%) of (i) the ownership interests in a Person or (ii) the outstanding voting rights in a Person or (b) the power to otherwise direct the business activities of a Person.

●	“Annual Minimum Commitment” shall mean the minimum quantity of Product to be ordered by Customer in each Contract Year as set forth in Exhibit A, attached hereto.

●	“Baseline Forecast” shall be set forth in Exhibit A, attached hereto.

●	“Bulk Powder” means treprostinil processed by Customer using proprietary PRINT technology, also referred to as LIQ861.

●	“Cancellation Fee”has the meaning given in Section 3.6.

●	“Claim or Proceeding” means any third party claim, action, suit, proceeding or arbitration, including any governmental authority action or investigation for death, bodily injury or property damage.

●	“Commencement Date” means the date of commencement of the Services.

●	“Commercial Launch Date” means the date Customer receives notice from the FDA of Regulatory Approval.

●	“Contract Year” means the period beginning on the date of Regulatory Approval and ending on the twelve (12) months anniversary thereafter.

●	“Current Good Manufacturing Practices” or “cGMPs” mean all applicable Laws in the Territory relating to manufacturing practices of medicinal products for human use promulgated by any relevant governmental authority, as may be updated, supplemented or amended from time to time.

●	“Facility” means (i) for encapsulation, Lonza’s manufacturing facilities located at 5415 West Laurel Street, Tampa, Florida 33607, USA; (ii) for packaging, 4901 W Grace St, Tampa, Florida 33607, USA; or for storage and distribution, 5709 John’s Rd, Tampa, Florida 33634, USA.

●	“FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

●	“Hidden Defect” means those deviations from the Specifications that are not visible or readily identifiable at the time of delivery.

●	“Law” means all applicable treaties, laws, and regulations in the Territory.

●	“Losses” means any and all losses, fines, fees, settlements, payments, obligations, penalties, deficiencies, liabilities, damages, costs and expenses (including reasonable attorneys’ fees).

●	“Person” means an individual, partnership, corporation, association, trust, joint venture, or unincorporated organization.

●	“Price” means the price for Product referred to in Section 4.1.

●	“Product” means the finished drug product for commercial sale and distribution to end users which complies with FDA approved labeling that is packed in the final market configuration that Lonza manufactures for Customer hereunder in accordance with cGMPs, containing the Bulk Powder and other Raw Materials identified in the Specifications for human pharmaceutical use in the Territory.

●	“Quality Agreement” means the Quality Agreement, dated August 24, 2020 by and between the Parties.

●	“Raw Materials” means any materials, other than Active Materials, as specified in the Specifications .

●	“Regulatory Approval” means the receipt of all approvals, licenses, registrations or authorizations from the FDA necessary to market and sell the Product in the United States.

●	“Services” means the commercial manufacturing services and related services to be performed by Lonza under this Agreement, particulars of which are set out in each Purchase Order.

●	“SKU” means stock keeping units in Product weights of 5 mg of Bulk Powder, 10 mg of Bulk Powder, 15 mg of Bulk Powder, and 20 mg of Bulk Powder.

●	“Specifications” means the release specifications for the manufacture, processing, bulk packaging, testing and testing procedures, shipping, storage and supply of the Product, any Raw Material requirements, analytical procedures and standards of quality control and quality assurance, established by the Parties for the Product. The Specifications are incorporated by reference from the Quality Agreement..

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●	“Territory” means the United States of America, and any other countries or jurisdictions that are mutually agreed to by the Parties in writing.

●	“Units” shall mean a finished labeled kit ready for commercial sale and distribution to end users which complies with the FDA approved labeling, containing 7 individual blister cards, containing 4 capsules in each blister card, a DPI and a package of cleaning brushes or other agreed upon packaging configuration.

1.2Exhibits.  The attached Exhibits are incorporated into and form part of this Agreement:

EXHIBIT ACOMMERCIAL TERMS

EXHIBIT BENVIRONMENTAL AND HEALTH AND SAFETY INFORMATION

EXHIBIT CSDS OF MATERIALS PROVIDED BY CUSTOMER

2.TERM; FACILITY; AFFILIATES

2.1Term.  The term of this Agreement shall commence on the Effective Date and, subject to the rights of earlier termination contained in this Agreement, shall remain in effect for five (5) years from Regulatory Approval (“Initial Term”).  The Initial Term may thereafter be extended for subsequent years upon the mutual written agreement of the Parties (the Initial Term, together with such subsequent periods, the “Term”).

2.2Facility.  Lonza shall perform all manufacturing activities and all storage activities at the Facility.  Lonza may use other facilities for the manufacture and storage of Product provided that (i) such facilities have been approved for such manufacture and storage by all applicable governmental authorities and (ii) Customer written approval is obtained prior to the use of such facilities, such approval not to be unreasonably withheld by Customer.

2.3Affiliates.  Lonza may instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement and any particular Purchase Order (defined below in Section 3.2) as mutually agreed to by the Parties in writing, provided, however, that Lonza shall remain fully responsible in respect of those obligations.  Such Affiliate shall be entitled to submit invoices to Customer for the specific Services performed by such Affiliate under the applicable Purchase Order. Any of said Affiliates so used by Lonza shall be subject to all of the terms and conditions applicable to Lonza under this Agreement and shall be entitled to all rights and protections afforded Lonza under this Agreement.

3.FORECASTS AND ORDERS

3.1Forecasts.  Each quarter by the 10th business day Customer shall submit to Lonza a good faith, estimated [***] rolling forecast of the quantity of Product that Customer expects to order for production commencing with the month following the month in which such forecast is provided (“Forecast”).  Each Forecast shall be non-binding, with the exception of the Forecast for the nearest [***] of the Forecast, which shall be considered a firm order for Product (“Firm Order”). For clarity, Customer is obligated to purchase the volumes of Product that are included in the Firm Order regardless of whether Customer issues Purchase Order for such amounts.  Lonza shall notify Customer immediately in writing if at any time Lonza has reason to believe that it will not be able to fill a Firm Order. No Forecast shall amend any previous Firm Order.  In order to ensure optimal production planning Customer will use its best efforts to reach an accuracy [***] of the non-binding portion of any Forecast.

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3.2Purchase Orders.  Customer shall submit a purchase order corresponding to the Firm Order (“Purchase Order”) no less than six (6) months in advance of the requested delivery date for Product that is not subject to a previous Purchase Order .  For the avoidance of doubt, Purchase Orders will be issued every quarter to include the next three (3) months of the Firm Order such that at any given time Customer has issued Purchase Orders for the nearest six (6) month period.  Each Purchase Order shall specify the quantity of Product ordered, Customer’ purchase order number, the requested delivery date, the invoice address, the shipping address and any further information necessary or reasonably requested by Lonza to facilitate the shipment of Product.  Lonza shall acknowledge receipt of Purchase Orders within ten (10) business days. Customer shall be permitted to adjust the Product SKU allocation at the packaging level no later than [***] prior to the requested delivery date with revised Purchase Order to be issued if there are changes to the version submitted previously.

3.3Forms and Inconsistencies.  Any term or condition of a Purchase Order, acceptance form used by Lonza, or any other correspondence between the parties that is different from, inconsistent with or contrary to the terms and condition of this Agreement shall be void. All Purchase Orders submitted by Customer shall be deemed to incorporate and be subject to the terms and conditions of this Agreement.  Lonza’s failure to object to any provisions contained in any communication from Customer shall not be deemed a waiver of the provisions herein.

3.4Annual Minimum Commitment.  Customer undertakes to purchase from Lonza a minimum quantity of Product per Contract Year as set forth on Exhibit A.  If Customer fails to purchase such minimum quantity of Product, Customer shall pay [***].

Commencing on the twelve (12) month anniversary of the first commercial sale, Customer shall have the right to make a one-time adjustment to the Baseline Forecast as set forth on Exhibit A; provided, however, that in no event shall such adjustment result in the Annual Minimal Commitment to be less than [***] of the Baseline Forecast for Contract Year 1 and Contract Year 2, and less than [***] of the Baseline Forecast for the subsequent Contract Years.  In addition, in the event Customer fails to purchase the Annual Minimum Commitment [***], then the Parties, in good faith will [***]; provided, however, that for the avoidance of doubt, the Parties agree that the then current [***] shall continue to be in effect during the period of time that the Parties are renegotiating such provisions.

3.5Delayed Launch. Commencing on [***], in the event that the Customer fails to commence ordering of Product under this Agreement for any reason whatsoever, any reason, then the Parties, in good faith will renegotiate the rights and obligations under this Agreement.

3.6Cancellation of a Binding Purchase Order. Customer may cancel a binding Purchase Order upon written notice to Lonza, subject to the payment of a cancellation fee of one hundred percent (100%) of the cancelled Purchase Order (the “Cancellation Fee”).

3.7 Payment of Cancellation Fee.  Any Cancellation Fee shall be payable within thirty (30) days following the written notice of cancellation associated with the cancelled batch.

3.8Capacity Reservation; Capital Expenditures.  Lonza agrees, that subject to Customer meeting its Annual Minimum Purchases and its payment obligations herein, it (i) shall maintain capacity to manufacture the quantity of Product as set forth on Exhibit A hereto; and (ii) incur reasonable additional capital expenditures, at Lonza’s cost (other than as set forth in Section 3.11), as determined in Lonza’s sole discretion in order to meet its obligations under this Agreement.

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3.9Continuous Improvement Program. The Parties together shall use commercially reasonable efforts to identify and target any potential areas of cost reduction and process improvements (i.e., cycle time reductions, inventory reductions, yield improvements, collaborative procurement) relating to its obligations hereunder. Lonza and Customer shall meet from time to time, but at least annually, to review objectives and to share ideas for these improvements. As opportunities are identified along with potential cost and savings impact an implementation plan and project budget shall be jointly defined and agreed on by the Parties. The allocation of any costs and expenses for new capital equipment addition or investment necessary to the same implementation plan and the resulting modified process shall be agreed by both Parties, which will also include prior written regulatory assessment and approval by both the Parties. The resulting costs benefits will be shared equally between the two Parties. No price adjustment will be applied unless such cost improvement plans are agreed on, successfully implemented and applied on commercial scale for the Product.

3.10Secondary Source. No later than the [***], Lonza shall use commercially reasonable efforts to develop a written plan for a secondary or alternative source of manufacturing for the Product by an Affiliate of Lonza. Such written plan shall contain sufficient details as to preparation, ramp-up, qualification and validation of the alternative Lonza facility in order to perform the Services contemplated herein. No later than the third (3rd) anniversary of the date of Regulatory Approval, Lonza shall have finalized the aforementioned plan and be prepared to execute the plan upon mutual agreement of the Parties.

4.PRICE; PAYMENT TERMS; TITLE

4.1Price.  Customer agrees to pay Lonza for the Product provided hereunder at the Price set forth on Exhibit A hereto.

4.2Taxes.  The Price is exclusive of taxes, which taxes shall be for the account of Customer.  Taxes that Lonza is required by Law to collect from Customer, e.g., V.A.T., will be separately stated in Lonza’s invoice and will be paid by Customer to Lonza.

4.3Payment Terms.  The payment terms are set forth in Exhibit A as [***] days from the date of invoice upon release of Product and with appropriate release documentation as set forth in Section 4.6 hereof. Lonza shall invoice Customer at the time Product is released by Lonza QA at the Facility. Each shipment shall constitute an independent transaction, and Customer shall pay for the same in accordance with the specified payment terms and without deduction or set-off.

4.4Late Payment Interest. If Customer is in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of (i) one percent (1%) per month or (ii) the maximum rate allowable by applicable Law, interest to accrue on a day to day basis until full payment; and Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services and/or delivery of Product until all overdue amounts have been paid in full including interest for late payments.

4.5Price adjustments.

4.5.1

Commencing on the  second anniversary of the Effective Date, not more than once per Contract Year, Lonza may adjust the Price in accordance with the US Department of Labor’s Bureau of Labor Statistics Pharmaceutical Preparations Index, ethical PCU 325414 (https://www.bls.gov/ppi) or any successor index, for the previous Contract Year.  The new Price reflecting such adjustment shall be

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effective for any manufacture of Product for which the Commencement Date is on or after the date of Lonza’s notice to Customer of the Price adjustment.

4.5.2

In addition to the above, the Price may be changed by Lonza, upon prior written consent of Customer, such consent shall not be unreasonable delayed or withheld(providing reasonable detail in support thereof), to reflect (i) a change in variable costs (such as energy) by more than [***] (based on the initial Price or any previously amended Price), or for a process adjustment or assumption changes, and (ii) any material change in an environmental, safety or regulatory standard that substantially impacts Lonza’s cost and ability to perform the Services.

4.6Shipping Term; Title.  All Product shall be delivered ExW (as defined by Incoterms® 2010) the Facility. Title and risk of loss or damage to the Product shall pass to Customer at the time Product is released by Lonza’s QA department together with appropriate release documentation as set forth in the Quality Agreement, according to the terms of shipment set forth in Exhibit A. Lonza shall provide necessary documentation to allow shipment from Lonza’s premises to those detailed in the Purchase Order. Customer shall arrange for shipment and take delivery of such Product from the Facility, at Customer’s expense, within fifteen (15) days after release of the Product by Lonza or pay applicable storage costs of [***] per pallet per month.  Lonza shall provide storage on a bill and hold basis for such batch(es) at no charge for up to fifteen (15) days; provided that any additional storage beyond fifteen (15) days will be subject to availability and, if available, will be charged to Customer and will be subject to a separate bill and hold agreement. Within five (5) days following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of each stored batch.

4.7Credit. Lonza shall have the right to cancel any Purchase Order accepted by Lonza, or to delay the shipment of the Product ordered therein, if Customer fails to meet payment schedules or other credit or financial requirements established by Lonza. Customer agrees to make available to Lonza such statements of Customer’s financial condition as Lonza may, from time to time, request.  Lonza reserves the right at all times, either generally or with respect to any specific Purchase Order, to vary, change or limit the amount or duration of credit to be allowed to Customer.

5.OBLIGATIONS OF THE CUSTOMER

5.1Manufacture and Supply of Bulk Powder.  Customer shall comply with all applicable Laws related to the manufacture of Bulk Powder and the delivery of Bulk Powder to Lonza.  Customer shall identify, qualify, purchase and deliver the Bulk Powder to the Facility. Customer shall be responsible for the quality of the Bulk Powder, Quality Assurance and management of Bulk Powder vendor relationship. Customer shall supply Lonza with the quantity of Bulk Powder required to manufacture the Product in the amount specified in Customer’s Purchase Order, [***] (excluding material for lab testing and retain) (“Loss Allowance”) to allow for normal waste and breakage, not less than three (3) weeks prior to the Commencement Date. Delivery shall take place DDP Facility Incoterms 2010. Lonza shall not be responsible for any failure to deliver or any delivery delay of Product due to (i) the failure of Customer to deliver or cause delivery of Bulk Powder in the time specified in this Section, or (ii) the delivery of defective Bulk Powder, and Customer shall be responsible for all additional costs and expenses arising out of such delay or defect, including, if applicable, reasonable idle Facility capacity costs and any Cancellation Fees if such delay or defect results in Lonza not being able to manufacture Product in the manufacturing slots reserved for Customer at the Facility.  In the event of any loss or damage to Bulk Powder while in the possession of Lonza in excess of the Loss Allowance due to Lonza’s negligence, Lonza’s liability to Customer related to or arising out of such loss shall be limited to the greater of (i) reimbursement of Customer for the most recent actual incurred manufacturing cost per kilo of Bulk Powder, up to [***]/kg,

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applied pro-rata to the amount of Bulk Powder concerned or (ii) [***] the value of the Purchase Order creating such liability.

5.2Health & Safety Data.  (a) Customer has provided to Lonza certain information relating to the Bulk Powder, attached hereto as Exhibit C.  To the extent Customer has not provided the information in Exhibit C and to the extent it possesses the information, Customer shall provide to Lonza, prior to the shipment of any Bulk Powder to Lonza hereunder, the environmental, health and safety information described in Exhibit B as it relates to the Bulk Powder.  To the extent the information contained in paragraphs 2 and 3 of Exhibit B has not yet been generated by Customer, tests, analyses and/or research necessary to collect such information and data shall be conducted, at the expense of Customer, by Customer internally or by an outside laboratory retained by Customer.  Customer shall properly document all such test results and shall provide such documentation to Lonza prior to the delivery of any Bulk Powder to Lonza.  If the data indicates that Lonza cannot safely manage the Bulk Powder without the addition of certain engineering controls or other changes to its facilities and/or equipment, the Parties will discuss cost allocation for required changes.

(b)  Customer shall provide to Lonza promptly upon receipt by Customer (i) any information needed to clarify, correct, supplement or amend any of the information described in Exhibit B or provided in Exhibit C and (ii) any other information reasonably related to the environmental, health and safety implications, including employee health and safety, of the handling, manufacture, distribution, use and disposal of the Bulk Powder. Lonza shall not be responsible for any failure to deliver or delivery delay due to Customer’s failure to deliver such results or documentation.

5.3Compliance with Law; Use and Disposal of Product. Customer is responsible for (a) the use, packaging, labeling, distribution, marketing, promotion, sale and disposal of Product, including compliance with all present and future Laws related to the same; (b) communicating with any governmental authority concerning the Product, including without limitation with respect to the registration, classification or notification of a new Product or substance, or the use, packaging, labeling, distribution, marketing, promotion, sale or disposal of the same or any adverse events related to the Product (for the avoidance of doubt, Lonza may interact with governmental authorities for the purpose of fulfilling its obligations hereunder); (c) storing and handling Product in appropriate conditions following its delivery; and (d) determining the Specifications for the Product to permit its sale in each country in the world. Customer shall conduct all such activities at all times in compliance with applicable Laws. The Parties acknowledge and agree that Lonza has no control, role, or other form of influence in Customer’s use, packaging, labeling, distribution, marketing, promotion, sale and disposal of Product, nor does it control or influence any payments or transfers of value that may be made by Customer to health care professionals, health care institutions, or any other customer or third party. Customer is responsible for participation and compliance in all government health care programs such as Medicare and Medicaid, and any rebate liability, mandatory pricing, or reporting obligations resulting therefrom.

5.4Additional Obligations. Customer shall manage, direct and be responsible for all intellectual property decisions and being responsible for all litigation costs which result solely from the filing of the Products. Customer shall maintain pharmacovigilance infrastructure as required by a distributor of Product. Customer will own and control all regulatory approvals in the Territory (including all associated contents and correspondences) and applications therefore related to the Product and any other marketing authorizations within the Territory.

6.OBLIGATIONS OF LONZA AND CUSTOMER

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6.1Materials.  Lonza shall be responsible for procuring Raw Materials identified in the Specifications other than the Bulk Powder.  Lonza will destroy unused Bulk Powder following instructions provided by Customer, consistent with Lonza’s environmental, health and safety guidelines. Customer shall pay for the costs of destruction.

6.2Lonza Regulatory Obligations. Lonza is responsible for (a) manufacturing and supplying the Product in compliance with all applicable Laws, including but not limited to environmental health and safety laws and cGMP, and (b) storing and handling Product in appropriate conditions before its delivery to Customer in accordance with Section 4.6. Lonza shall obtain and maintain during the Term all regulatory approvals necessary in the jurisdiction in which the Facility is located for Lonza to operate the Facility.

6.3Inspections and Audits.  Subject to the terms of the Quality Agreement, Customer and its representatives shall have the right to visit or audit, or request a reputable third party to visit or audit the Facility to verify that the documentation, equipment and material relating to the Product is maintained in accordance with applicable Laws and that Lonza is performing its obligations hereunder. Customer shall bear all costs related to any such audit,or inspection, above one (1) audit or inspection during a contiguous 12 month period. This Section 6.3 is subject in all cases to any such party executing a confidentiality agreement with Lonza, in form and substance reasonably acceptable to Lonza.

Subject to the terms of the Quality Agreement, Lonza will allow full access to any governmental regulatory inspection and shall promptly inform Customer of the results of such inspections to the extent such inspection directly affects Lonza’s performance under this Agreement.

6.4Customer Regulatory Obligations.  Customer is responsible for compiling the registration dossiers (with reasonable and necessary assistance from Lonza), filing the marketing applications with the regulatory authorities in the Territory, and maintaining marketing authorizations for the Product and the costs associated with the same. Lonza shall reasonably assist Customer in obtaining and maintaining marketing authorizations for the Product. Customer is responsible for (a) the formulation, use, packaging, labeling, distribution and disposal of Product, including compliance with all Laws related to the same; (b) communicating with any governmental authority concerning the Product (for the avoidance of doubt, Lonza may interact with governmental authorities for the purpose of fulfilling legal obligations); and (c) storing and handling Product in appropriate conditions following its delivery; and (d) determining that the Product is permitted for human use.  Customer is responsible for developing all Product labeling,  and for labeling content.

6.5Adverse Events.  Lonza shall promptly notify and forward to Customer any information concerning any potentially serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence or other adverse experience related to the Product (an “Adverse Experience”) reported to it. Customer agrees that it shall be solely responsible to review, analyze and respond to any Adverse Experience.  Lonza shall have no obligation with respect to an Adverse Experience other than the obligation to notify Customer.

6.6 Debarment. Lonza certifies that it has not been debarred, and has not been convicted of a crime that could lead to debarment, under the Generic Drug Enforcement Act and that it will use its reasonable efforts not to employ any person or entity that has been debarred or convicted to perform any services under this Agreement. Lonza shall promptly notify Customer in writing of any breach or expected breach of this Section 6.6 and its remedy thereto.

7.REPRESENTATIONS AND WARRANTIES

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7.1Regarding the Product.  Lonza represents and warrants to Customer that, as of the date of delivery to Customer, the Product released by Lonza has been manufactured (a) in conformity with the Specifications and Quality Agreement and (b) in all material respects in accordance with cGMP.

7.2Rejection of Product; Disposal of Rejected Shipments. (a) Customer may reject any Product that does not meet the warranties set forth in Section 7.1 (“Non-Complying Product”) by providing written notice of rejection to Lonza within thirty (30) days following Lonza’s release of the Product for delivery hereunder; provided that such period for rejection shall in the case of Hidden Defects in the Product be two years following Lonza’s release of the Product for delivery hereunder. Failure by Customer to provide notice of rejections within the applicable timeframe shall constitute irrevocable acceptance of the Product by Customer.

(b)  Lonza shall have the right to examine and test any Product that Customer claims to be a Non-Complying Product and shall notify Customer in writing of the results of such examination.

(c)  In the event the Parties cannot agree as to whether or not any shipment of Product is a Non- Complying Product, the Parties shall appoint a third party, a mutually acceptable independent reputable laboratory to complete and report the relevant testing within thirty (30) days, the findings of which shall be binding on the Parties, absent manifest error.  The Parties shall ensure that such independent laboratory is bound to the Parties by obligations of confidentiality no less exacting than those applying between the Parties. Expenses of such laboratory testing shall be borne by the Party whose position is determined to have been in error or, if the laboratory cannot place the fault noticed and complained about, then the Parties shall share equally the expenses of the laboratory.

(d)  Customer agrees that Lonza shall have no liability if the Non-Complying Product is due to any action or inaction on the part of Customer, any Affiliate of Customer or any third party under contract with or subject to the control or direction of Customer or any Affiliate of Customer.

7.3Remedy for Non-Complying Product.  Customer shall return any shipments of Non-Complying Product (or portions thereof) rejected pursuant to Section 7.2 to Lonza at Lonza’s expense. As Lonza’s sole liability and Customer’ sole remedy with respect to such Non-Complying Product, upon Customer’s request, Lonza shall re-perform the Services hereunder and replace such rejected Non-Complying Product as soon as practicable, but no later than one hundred eighty (180) days from date of Bulk Powder manufacture with additional Bulk Powder supplied by Customer at Customer’s cost but at no additional charge (including any freight charge) to Customer.  The provisions of this Section 7.3 shall survive termination or expiration of this Agreement, provided that, subsequent to the termination or expiration of this Agreement, Lonza may, in lieu of replacing any rejected or missing quantities of Product, elect in its sole discretion to reimburse Customer for the amounts paid by Customer to Lonza for such rejected quantities of Non-Complying Product (including any applicable freight charges).

7.4Disclaimer of Other Warranties.  EXCEPT AS STATED IN THIS ARTICLE 7 LONZA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW LONZA SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.5Lonza advises, and Customer acknowledges that, the Products resulting from the Services performed under this Agreement may not be used in the production, encapsulation, packaging or marketing of any product which is in violation of any applicable Laws or with any person or entity on any applicable government sanction, restricted party or denial list without a license or otherwise in violation of applicable Laws.

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7.6Customer represents and warrants that the Products will not be made available to any person or entity on any sanction, restricted party or denied party list of the United States of America, Switzerland, the European Union or United Nations without a license or otherwise in violation of applicable Laws.

8.MANUFACTURING STANDARDS

8.1Quality Agreement.  The Parties have delivered and executed a Quality Agreement relating to the manufacture of the Product. Specifications and Product conformance shall be set forth in the Quality Agreement. Lonza shall manufacture and supply the Product in accordance with the Quality Agreement as reasonably updated by the Parties from time to time, notably to take into consideration any marketing authorization(s) for the Product.  If there are any conflicts between the Quality Agreement and this Agreement, the provisions of this Agreement shall govern and control, with the exception that the Quality Agreement shall control with respect to all matters relating to the quality and disposition of the Product.

8.2Modifications in Specifications.  Any changes to the Specifications shall be agreed between the Parties in writing.  Costs for amendments to the Specifications (including without limitation any additional Product or procurement costs) shall be borne by the Customer.

8.3Modifications in Materials. Customer shall notify Lonza of any change related to the Bulk Powder that may affect the validated process including but not limited to supplier changes, process changes, regulatory changes, and environment health safety characteristics. Customer should provide to Lonza a written notification of such change at least ninety (90) days before implementation of the change. If the change warrants validation batches, then the costs associated with such change will be borne by the Customer.

9.	INDEMNIFICATION

9.1Indemnification of Customer.   Lonza shall indemnify, defend and hold Customer, its Affiliates and their respective officers, directors, employees and agents (each, a “Customer Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any Customer Indemnified Party, by reason of any Claim or Proceeding to the extent arising out of or resulting from Lonza’s: (i) breach of the representation and warranties in this Agreement or (ii) negligence or willful misconduct in connection with this Agreement; provided however, that Lonza shall have no obligation of indemnity hereunder with respect to any Losses to the extent caused by the negligence or willful misconduct on the part of Customer.

9.2Indemnification of Lonza.  Customer shall indemnify, defend and hold Lonza, its Affiliates and their respective directors, officers, employees and agents (each, a “Lonza Indemnified Party”) harmless from and against any and all Losses suffered, incurred or sustained by any Lonza Indemnified Party, by reason of any Claim or Proceeding to the extent arising out of or resulting from Customer’s (i) breach of the representation and warranties in this Agreement; (ii) negligence or willful misconduct in connection with this Agreement; (iii) the use, packaging, labeling, distribution, marketing, promotion, sale and disposal of Product or Bulk Powder; or (iv) resulting from the inherent risk of the Product or Bulk Powder; provided however, that Customer shall have no obligation of indemnity hereunder with respect to any Losses to the extent caused by the negligence or willful misconduct on the part of Lonza.

Customer shall also indemnify, defend and hold each Lonza Indemnified Party harmless from and against any and all claims, suits, and/or proceedings (including any assertion of an intellectual property

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right, regardless of whether the assertion has been or will be adjudicated), as well as all damages, losses, liabilities, and expenses (including reasonable attorneys’ fees and costs), of whatever nature resulting from, arising out of, or relating to a claim or allegation that the Product, or any part thereof, or any intellectual property, information or material supplied by or on behalf of Customer infringes, misappropriates, or otherwise violates a patent, copyright, trade secret, trademark or other intellectual property right of any third party.

9.3Indemnification Procedures.  In the event that any Claim or Proceeding is asserted or imposed against a Party, and such Claim or Proceeding involves a matter which is subject to a claim for indemnification under this Article 9, then such Party (the “Indemnified Party”) shall promptly give written notice to the other Party (the “Indemnifying Party”) of such Claim or Proceeding.  The Indemnifying Party shall assume, at its cost and expense, the defense of such Claim or Proceeding through its legal counsel selected and reasonably acceptable to the Indemnified Party, except that the Indemnified Party may, at its option and expense, select and be represented by separate counsel.  The Indemnifying Party shall have control over the Claim or Proceeding, including the right to settle; provided, however, that the Indemnifying Party shall not, absent the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that (1) provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable, and (2) where the claimant or plaintiff does not release the Indemnified Party, its Affiliates and their respective directors, officers, employees, agents and representatives, as the case may be, from all liability in respect thereof.  In no event shall the Indemnified Party be liable for any claims that are compromised or settled in violation of this Section.

9.4Waiver of Certain Losses.  In no event shall Lonza OR ITS AFFILIATES be liable to Customer OR ITS AFFILIATES for any LOSS OF OPPORTUNITY, LOSS OF PROFITS, LOSS OF ANTICIPATED SALES, OR FOR ANY punitive, Incidental, consequential, indirect or special LOSSES OR damages whether or not foreseeable, or whether or not Lonza has been advised of the possibility of such damages, OF ANY KIND HOWEVER CAUSED, whether based on contract, negligence, INDEMNITY or other theory of law, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (or the termination hereof) or any PURCHASE ORDER, as applicable.

9.5Limitation of Liability. Notwithstanding any other provision in this Agreement or a Purchase Order, as applicable, the total liability, in the aggregate, of Lonza and its Affiliates, to Customer and anyone claiming by or through Customer, for any and all claims, losses, costs, damages or fees, including without limitation, attorneys’ fees resulting from or in any way related to this Agreement or a Purchase Order from any cause or causes shall not exceed [***] the purchase price of the Product with respect to which damages are claimed.

9.6Insurance.  Each Party shall, during the Term and for five (5) years after the later of (i) delivery of the last Product manufactured, or (ii) Services provided under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to product liability coverage in the amount of at least five (5) million USD per claim.  Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

10.CONFIDENTIALITY

10.1Non-disclosure and Non-use.  Neither Party shall disclose to any third party nor use for its own purposes (other than those contemplated by this Agreement) any information of the other Party that is not in the public domain and that was disclosed to it by the other Party in connection with this Agreement

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(“Confidential Information”).  For purposes of this Agreement, Confidential Information shall mean all proprietary information, trade secrets, business plans, pharmaceuticals, materials, operations, equipment, processes, methods, strategies and systems, and financial information, prices, materials, building techniques and any drawings, specifications, designs and other information or data, or any fact with respect to any of the foregoing relating to this Agreement or the preceding agreements and work conducted by and between the Parties and relating to the Product prior to entering this Agreement.  If information is disclosed in written form, the receiving Party’s obligations of non-disclosure and non-use shall apply only to information which is, at the time of the disclosure, identified in writing by the disclosing party as being “Confidential”, or that which the receiving Party should reasonably know is confidential due to its nature and the work begin conducted between the Parties. Notwithstanding the above, either Party may disclose Confidential Information to those of its and its Affiliates’ directors, officers, employees, agents, consultants, representatives and advisors (collectively, “Agents”) and to those approved subcontractors who have a need to know for the purposes of this Agreement.  Each Party shall ensure that all of its Agents and subcontractors are bound by confidentiality obligations no less stringent than those stated herein.  The receiving Party shall be liable for any failure of any of its Agents and subcontractors to (a) maintain the confidentiality of the disclosing Party’s Confidential Information, or (b) otherwise comply with the terms of this Article 10 to the same extent as the receiving Party is obligated to do so.

10.2Exclusion of Confidential Information.  The obligations of confidentiality and non-use set forth in Section 10.1 shall not apply to Confidential Information that: (a) is or becomes part of the public domain without a violation of this Agreement; (b) was already in possession of a receiving Party or its Affiliates at the time of receipt from the disclosing Party, as shown by documentary evidence, without violating an obligation of confidentiality; (c) after the date of this Agreement is received from a third party whose direct or indirect source is not the disclosing Party; or (d) the receiving Party can demonstrate was independently developed by or for the receiving Party or its Affiliates without the use or reliance on the disclosing Party’s Confidential Information or violating the terms of this Agreement.

10.3Information Required by Law.  If the receiving Party is requested to disclose the Confidential Information of the disclosing Party or the substance of this Agreement in connection with a legal or administrative proceeding or otherwise to comply with a requirement under applicable Law, the receiving Party will, to  the extent legally permissible, give the disclosing Party prompt written notice of such request so that the disclosing Party may seek an appropriate protective order or other remedy, or waive compliance with the relevant provisions of this Agreement.  If the disclosing Party seeks a protective order or other remedy, the receiving Party, at the disclosing Party’s expense, will cooperate with and assist the disclosing Party in such efforts.  If the disclosing Party fails to obtain a protective order or waives compliance with the relevant provisions of this Agreement, the receiving Party will disclose only that portion of the Confidential Information which its legal counsel determines it is required by applicable Law to disclose.

10.4Confidentiality Period.  All obligations of confidentiality under this Article 10 will terminate seven (7) years after the expiration or termination of this Agreement; provided however that the obligations of confidentiality for Confidential Information identified as a trade secret will survive indefinitely until such trade secret information no longer qualifies as a trade secret.

10.5Publicity. Neither Party shall use or reference in any advertising, sales promotion, press release or other communication, the endorsement, direct or indirect quote, code, drawing, logo, trademark, specification, or picture of the other Party or the other Party’s Affiliates without the prior written consent of the other Party. Customer and Lonza agree to coordinate external communications (e.g., a joint press release) regarding the Parties’ collaboration promptly following execution of this Agreement. Notwithstanding anything herein, Lonza acknowledges that Customer is a publicly traded entity and as such has certain reporting requirements related to material events and contracts, of which this Agreement may

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be material to Customer.

10.6Document Retention. In case of termination of this Agreement, all technical documents of Customer shall be returned in original form without retaining any copies except for such copies as are required for regulatory purposes. All executed documents of exhibit and commercial batches shall be kept by Lonza as per regulatory requirements and shall be destroyed after the applicable retention period without retaining any copies.

10.7Reservation of Rights. Except as specifically set forth herein, this Agreement does not (i) give either Party any license, right, title, interest in or ownership to any Confidential Information of the other Party; or (ii) grant any license, ownership or other right under any intellectual property rights except that solely necessary to carry out the activities contemplated by this Agreement.

11.INTELLECTUAL PROPERTY

11.1All claims, expenses or damages (including attorneys' fees) in connection with any litigation instituted by a third party relating to a claim or claims of infringement of patents against either of the Parties, relating to or arising from the filings and/or the manufacturing, marketing, use or offer to sell of the Products in the Territory shall be the responsibility of Customer. Lonza shall support Customer with all necessary relevant information required by Customer for intellectual property evaluation and in case of any related legal notice and/or litigation, to the extent of providing supporting data and information related to such legal notice and/or litigation.

11.2Customer acknowledges that it shall be solely and fully responsible for doing any and all freedom to operate assessments regarding possible infringement of third party intellectual property rights for any and all products and processes for any Product which it makes, has made, uses, sells, offers for sale or imports, except for any processes that are proprietary to Lonza or that Lonza conducts under a license right.

11.3The marketing of Products shall be carried out by Customer under its own trademark. A Party shall acquire no rights or license on the other Party’s trademarks, unless such other Party provides prior written consent under separate written agreement signed by an authorized officer of such Party.

11.4Lonza shall assign and hereby does so assign to Customer all rights, title and interest in all data, discoveries, inventions, improvements, new uses, processes, copyrights, trade secrets, techniques and compounds (“Inventions”), whether patentable or not, arising from work performed under the Agreement and related to or enabled by Customer’s Product. Lonza shall timely communicate in full detail and disclose to Customer all data, information, reports, results and other work product collected, generated, prepared or derived by Lonza during the course of services performed under this Agreement.

12.TERMINATION

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12.1Breach; Insolvency.  If either Party is in material breach of any of its obligations, including its representations, warranties or covenants, under this Agreement, and fails to remedy such breach within ninety (90) days (thirty (30) days for non-payment) of receipt of written notice from the other Party, the non-breaching Party may terminate this Agreement with immediate effect with written notice of termination to the breaching Party, without liability to the other Party and without prejudice of any other rights or remedies; provided however, that if the breaching party is diligently pursuing in good faith the remedy of the breach at the expiration of such ninety (90) day cure period, then, at the consent of the non-breaching party which consent shall not be unreasonably withheld or delayed, such ninety (90) day cure period shall be extended as reasonably required to effect the cure. Subject to any limitations under applicable Law, either Party shall have the right to terminate this Agreement by giving notice to the other Party in the event that the other Party becomes insolvent or goes into bankruptcy, liquidation or receivership, or is admitted to the benefits of any procedure for the settlement of debts or becomes a party to dissolution proceedings. For purposes of clarity, Lonza shall have the right to terminate this Agreement in the event Customer (i) breaches its payment obligations and fails to cure in such aforementioned cure period; or (ii) becomes insolvent.

12.2Termination by Customer.

12.2.1

Termination for FDA Rejection. In the event that the application for Regulatory Approval for the Product is rejected by the FDA with no commercially viable method to resubmit an application for Regulatory Approval or secure Regulatory Approval of the Product, and such FDA decision is not caused by the fault of Customer, this Agreement may be terminated by Customer upon sixty (60) days’ prior written notice to Lonza.

12.2.2

Termination for Withdrawal of Regulatory Approval. In the event Customer withdraws its Regulatory Approval or the FDA issues a final non-appealable order to the Customer to withdraw its Regulatory Approval, Customer may terminate this Agreement upon sixty (60) days’ prior written notice to Lonza.

12.3Termination by Lonza.

12.3.1Termination for FDA Delay. In the event that the FDA does not issue a letter indicating that the application for Regulatory Approval for the Product is approvable within three (3) years after Customer submits such application for Regulatory Approval for the Product, but no later than January 31, 2023, this Agreement may be terminated by Lonza upon one hundred twenty (120) days’ prior written notice to Customer.

12.4 Consequences of Termination.

12.4.1

In the event of termination herein, except in the event that Customer terminates for Lonza’s breach in accordance with Section 12.1 above, (a) Lonza shall be compensated for: (i) Services  rendered up to the date of termination, including in respect of any Product in-process; and (ii) all costs incurred through the date of termination, including Raw Materials costs for Raw Materials used or purchased for use in connection with the Purchase Orders ; and (b) all Purchase Orders shall be deemed cancelled and Customer shall pay the Cancellation Fee (in accordance with the terms of this Agreement) in respect of such cancelled manufacturing of Product due under Section  3.6, without proration of the final Contract Year.  In the case of termination by Lonza for Customer’s material breach, Cancellation Fees shall be calculated as of the date of written notice of termination.

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12.4.2

In the event of termination by Customer for Lonza's material breach in accordance with Section 12.1 above, Lonza shall be compensated for (i) Services rendered up to the date of termination, including in respect of any Product in-process and (ii) all costs incurred through the date of termination, including Raw Materials costs for Raw Materials used or purchased for use in connection with the Project Plan.

12.5Environmental Effects; Health and Safety. Lonza reserves the right to terminate immediately this Agreement if, for any reason, (a) Lonza determines that the information provided by Customer pursuant to Section 5.2 is incomplete, inadequate, or inaccurate to protect the environment or the health, safety and well-being of Lonza’s employees (or those of its Affiliate) or (b) Lonza determines that continued performance of the Services hereunder may adversely affect the environment or the health, safety and well-being of Lonza’s employees (or those of its Affiliate).

12.6Survival.  Termination or expiration of this agreement shall not relieve either Party of any liabilities, rights or obligations accruing prior to such termination or expiration. In the event of any termination or expiration of this Agreement, the provisions of this Section 12.6, and Sections 4, 5.2, 5.3, 6.1, 7, 9, 10, 15.1, and 15.3 shall survive such termination or expiration, together with any other provision hereof that by its terms survives termination or expiration hereof and any other obligations that have accrued prior to the termination or expiration of this Agreement.

13.NOTICES

13.1Notices hereunder shall be deemed given as of the date sent. All notices shall be in writing mailed via a reputable overnight courier, addressed as follows, or to such other address as may be designated from time to time:

If to Lonza: Xcelience, LLC

5415 West Laurel Street

Tampa, Florida 33607

Attention: Managing Director

Copy to: Lonza, Inc.

412 Mt. Kemble Avenue, Suite 200S

Morristown, New Jersey 07960

Attention: General Counsel, North America

If to Customer: Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina 27560

Attention: Legal

14.FORCE MAJEURE

14.1If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue, following the end of the Force Majeure event, Lonza promptly resume performance under this Agreement upon removal of the Force

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Majeure; provided that, (i) if such Force Majeure persists for a period of [***] or more, Customer may terminate this Agreement by delivering written notice to Lonza.

14.2“Force Majeure” shall be deemed to include any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, pandemic event, strike, lockouts, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of Lonza to obtain any required raw material, energy source, equipment, labor or transportation, at reasonable prices and on terms deemed by Lonza to be reasonably practicable, from Lonza’s usual sources of supply .

14.3With regard to Lonza, any such event of Force Majeure affecting services or production at its Affiliates or suppliers that prohibit Lonza from otherwise performing under this Agreement shall be regarded as an event of Force Majeure.

15MISCELLANEOUS

15.1Entire Agreements; Amendments; Waivers.  The terms and provisions contained in this Agreement and all Exhibits hereto constitute the entire agreement between the Parties with respect to the commercial terms and conditions related to the commercial supply of Product, superseding all prior and contemporaneous agreements or understandings between the Parties with respect to the commercial terms and conditions related to the Product. In the event of a conflict between the terms of the Agreement, any Exhibit and the Quality Agreement, the terms of this Agreement shall control.  Any amendments of this Agreement must be in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall in no way affect, limit or waive a Party’s rights at any time to enforce strict compliance therafter with every term or condition of this Agreement.

15.2Successors and Assigns.  Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that (a) either Party may assign this Agreement to (i) any Affiliate of such Party or (ii) any third party in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the business related to this Agreement, and (b) Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer.  For purposes of this Section 15.2, the terms “assign” and “assignment” shall include, without limitation (i) the sale of fifty percent (50%) or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person, (ii) the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates, and (iii) a merger, consolidation, acquisition or other form of business combination.  Any purported assignment without a required consent shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

15.3Independent Contractor.  The relationship of the Parties under this Agreement is that of independent contractors and nothing contained herein shall be construed to create a partnership, joint venture or agency relationship between Customer and Lonza, nor shall either Party be authorized to bind the other in any way.

15.4Governing Law; Dispute Resolution.   This Agreement is governed in all respects by the laws of the State of New York, without regard to its conflicts of laws principles.  The Parties agree to submit to the exclusive jurisdiction of the courts located in the Southern District of New York. The Parties shall have the right to proceed to a suitable jurisdiction for the purpose of enforcing a judgment, award, or order (including without limitation seeking specific performance) and injunctive reliefs.

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15.5Severability.  If any provision of this Agreement is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby.  The Parties undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the purpose of this Agreement.

15.6Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement, to the extent signed and delivered by electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

15.7No Third Party Beneficiaries.  No third party including any employee of a Party shall have or acquire any rights by reason of this Agreement whether by way of statute or otherwise.

15.8Miscellaneous.  The division of this Agreement into articles, sections, subsections and exhibits, and the insertion of headings, are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa. Any reference herein to a “day” or “days” shall be references to a calendar day or days. Any period of days specified in this Agreement ending on a Saturday, Sunday or public holiday shall automatically be extended to the first business day in the country of manufacture ending after such Saturday, Sunday or public holiday.

15.9Construction.  Each of the Parties agrees that it has read and had the opportunity to review this Agreement with its legal counsel and, accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting Party shall not apply.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Liquidia Technologies, Inc.	XCELIENCE, LLC

By: By:

Name:Name:

Title:Title:

Date:Date:

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EXHIBIT A

COMMERCIAL TERMS

Price:

Price per Unit* (US$) regardless of individual capsule strength	Capsules/Batch	Theoretical Number of Units per Batch
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]or greater	[***]

* Price includes full conversion costs and cost of empty capsule shells and all packaging components except Patient Inserts, Desiccants, Brushes, and Inhalers. All packaging components are priced at cost plus [***] handling fee.

Annual Minimum Purchases:

Contract Year	Annual Minimum Purchase (in capsules)
1	[***] converted into Units; equivalent to [***] of Baseline Forecast
2	[***] converted into Units; equivalent to [***] of Baseline Forecast
3	[***] converted into Units; equivalent to [***] of Baseline Forecast
4	[***] converted into Units; equivalent to [***] of Baseline Forecast
5	[***] converted into Units; equivalent to [***] of Baseline Forecast

Lonza Capacity Guaranty:

Year	Capacity Guaranty (in capsules)
1	[***] converted into Units; equivalent to Baseline Forecast PLUS [***]
2	[***] converted into Units; equivalent to Baseline Forecast PLUS [***]
3	[***] converted into Units; equivalent to Baseline Forecast PLUS [***]
4	[***] converted into Units; equivalent to Baseline Forecast PLUS [***]
5	[***] converted into Units; equivalent to Baseline Forecast PLUS [***]

Shipping Terms:

Delivery terms shall be Ex-Works from Lonza’s Facility.

Payment Terms:

October 2020CONFIDENTIAL

[***] from the date of invoice upon release of Product and the appropriate release documentation as set forth in Section 4.6 hereof. For the avoidance of doubt, payment terms are further described in Section 4.2 hereof.

Currency:

US$

Baseline Forecast:

[***]

October 2020CONFIDENTIAL

EXHIBIT B

ENVIRONMENTAL AND HEALTH AND SAFETY INFORMATION

1.	Safety Data Sheets (or the equivalent) for any drug substance, intermediate, pharmaceutical blend, or final drug product (“Material(s)”) provided to Lonza by Customer;

2.	Any occupational exposure limit (OEL) or occupational exposure control technique applicable to the formulation of the Material(s) (e.g. occupational exposure band, hazard classification, etc.), including any OEL or occupational exposure control technique applicable to the manufacture of dietary supplement, drug substance or drug product, whether established by Customer or its contract manufacturer, regardless of whether it is required by any governmental authority;

3.	Any monograph or compilation of data upon which the OEL or occupational exposure control technique for the Material(s), its precursors, or intermediates, is based;

4.	Any medical tests used to evaluate any biological condition or function of workers who may have been exposed to the Material(s), its precursors, or intermediates (to the extent such information is or becomes available);

5.	Any biological exposure indices associated with the Material(s) or its precursors or intermediates (to the extent such information is or becomes available);

6.	Any modeling related to any releases to the environment of the Material(s), its precursors, or intermediates (to the extent such information is or becomes available);

7.	Any test results related to the identification of health or physical hazards, or understanding of the ecotoxicity of the Material(s), its precursors, or intermediates (to the extent such information is or becomes available);

8.	Any quantitative or qualitative assessment of the environmental impact of the Material’s use, manufacture, storage, transportation, or disposal (to the extent such information is or becomes available);

9.	Any summary of the known physical and chemical properties, pharmacology, pharmacokinetics, and clinical and nonclinical toxicology data submitted to a government agency to obtain pre-marketing approval of the Material(s) (to the extent such information is or becomes available);

10.	Any reports of adverse reactions by employees or others exposed to the Material(s), its precursors, or intermediates, during its manufacture, storage or transportation (to the extent such information is or becomes available); and

11.	Any process safety information, including but not limited to process hazard analyses and off-site consequences analyses related to a licensed process (to the extent such information is or becomes available).

October 2020CONFIDENTIAL

EXHIBIT C

Safety Data Sheets (SDS)

October 2020CONFIDENTIAL